Exhibit 99.1

Western Sierra Bancorp Reports Record Profitability for 2003

CAMERON PARK, Calif.—(PR Newswire)—January 16, 2004—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the fourth quarter and year ended December 31, 2003.

Financial Highlights from the year of 2003 vs. 2002:

•                                          Record “GAAP” (Generally Accepted Accounting Principals) Net Income of  $9.95 million, an increase of $1.95 million or 24%

•                                          An increase in GAAP Fully Diluted Earnings Per Share (“EPS”) of 14.1 % to $2.16 from $1.89

•                                          GAAP Return on Assets (“ROA”) and Return on Equity (“ROE”) of 1.21% and 15.42%, as compared to 1.31% and 16.91%

•                                          Total assets increased $353 million or 52% to $1.03  billion

•                                          Total loans increased $281 million or 52% to $822 million

•                                          Interest margin moved from 5.34% in 2002 to 5.16% in 2003

•                                          Efficiency Ratio improved  to 56.5% from 61.1%

Financial Highlights from the year of 2003 vs. 2002 excluding merger expenses and a one time charge for the REIT tax benefit:

•                                          Included in GAAP Net Income was a one time charge of $940k or $.20 per diluted share for the Real Estate Investment Trust (“REIT”) 2002 tax benefit and after tax merger expenses of $123,000 or $.02 per diluted share

•                                          Record Earnings, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, of  $11.01 million, an increase of $3.01 million or 38%

•                                          Record EPS, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, of $2.39 vs. $1.89 in 2002, an increase of 26%

•                                          ROE and ROA, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, were 1.34% and 17.07%, as compared to 1.31% and 16.91%

Financial Highlights from the 4th quarter of 2003 vs. 2002:

•                                          The acquisition of Auburn Community Bank (assets of  $89 million, loans of $75 million and deposits of $82 million) was completed on  December 12, 2003.  Auburn Community Bank operates as a wholly owned subsidiary of Western Sierra Bancorp.

•                                          GAAP Net Income of  $2.24 million, an increase of $79,000 or 4%

•                                          A decrease in GAAP Fully Diluted EPS to $0.46 from $0.50 resulting from the $.19 per share one time charge

•                                          GAAP ROA and ROE of 0.92% and 11.71%, as compared to 1.27% and 16.19%

•                                          Interest margin improved to 5.11% in Q4 2003 from 5.04% in the previous quarter (Q3 2003)

•                                          Efficiency Ratio fell to 54.9% in Q4 2003 from 60.7% in Q4 2002 and from 56.3% in the previous quarter (Q3 2003)

•                                          Continued superior asset quality with Non-performing assets at .15% of total assets

Financial Highlights from the 4th quarter of 2003 vs. 2002 excluding merger expenses and a one time charge for the REIT tax benefit:

•                                          Included in GAAP Net Income was a one time charge of $940k or $.19 per diluted share for the 2002 REIT tax benefit and after tax merger expenses of $66,000 or $.01 per diluted share

•                                          Record Earnings, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, of  $3.25 million, an increase of $1.09 million or 50%

•                                          Record EPS, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, was $.66 vs. $.50 in 2002, an increase of 32%

•                                          ROE and ROA, excluding after tax merger expenses and the one time charge for the 2002 REIT tax benefit, were 1.33% and 16.97%, as compared to 1.27% and 16.19%

Additional Earnings Measurements

The Company is reporting earnings excluding the one-time charge for the REIT tax benefit in addition to GAAP Net Income because potential changes in the application of California tax law have resulted in management’s decision to no longer recognize state tax benefits associated with the Company’s REIT unless the issue is favorably resolved in the future.

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “We feel very good about our results in 2003.  We were added to the Russell 2000, maintained superior asset quality, successfully completed two mergers and improved our operating efficiency.  Our business model is clearly working and the economies of the markets that we operate in continue to provide excellent opportunities for growth and expansion.”

Mr. Gall added,  “The Company recorded another record year of earnings with GAAP EPS reaching $2.16 per share, a $.27 or 14.1% improvement over 2002’s record results despite taking a $.20 per share charge for the 2002 REIT tax benefit.   Loans grew a total of $48 million (excluding $75 million in loans acquired via the Auburn Community Bank transaction) in the 4th quarter, a record for the Company.  This loan growth contributed to an improved net interest margin and further improvement in operating efficiency, which reached a record low of 54.9% in Q4 2003.  Non-performing assets ended the year well below industry averages at just .15% of total assets as compared to .17% at year-end 2002.  Year end Loan loss reserves are at 1.40% of gross loans which is 7.4 times non-performing assets.”

Charge Taken To Fully Reserve For 2002 REIT Tax Benefits

In the first quarter of 2002, the Company established a Real Estate Investment Trust (“REIT”) with the help of a national accounting firm utilizing a structure employed by many of the Company’s peers.  The Company recognized approximately $820,000 in tax benefits on its December 31, 2002 financial statements in connection with the REIT.

In early 2003, the Company’s management decided not to recognize any additional California state tax benefits associated with the REIT until there was more clarity as to California’s position on the application of state tax laws with respect to the REIT.  As a result of management’s decision not to recognize any benefit in 2003, there has been no change to taxes accrued for earnings generated in 2003.

The Chief Counsel of the Franchise Tax Board, in an announcement released on December 31, 2003, declared the position of the Franchise Tax Board with respect to certain REIT transactions. As a result of that announcement, and after conferring with two independent tax experts, management has made the decision to (i) fully reserve for all state tax benefits previously recognized in 2002 in connection with the REIT and (ii) establish appropriate reserves for related potential interest and other expenses.  The accrual for this reserve resulted in a reduction in 2003 fourth quarter earnings of approximately $.19 per share.

The Company is not under examination by any taxing authority for this or any other issue.  The Company will remit all taxes due to the state and continue to monitor developments concerning the REIT.  The Company reserves its right to appeal this issue and claim a refund of payments made if the matter is favorably resolved in the future.

Mr. Gall stated:  “ There are far too many positive things happening in our Company to let this become a distraction. We felt the best course of action for our Company at this time was to take the conservative approach and put this behind us by fully accruing for 2002 state taxes on our financial statements.  In the event that at some point the tax savings are affirmed, we may have a windfall benefit to our shareholders.  Our results, excluding this charge and merger expenses, were up 26% on a fully diluted per share basis over the full year 2002, 32% over Q4 2002 and 6% over the previous quarter, Q3 2003.”

Record Earnings and Returns

The Company reported record GAAP Income of $2,242,000 for the quarter or $0.46 per diluted share, an increase of $79, 000 or 4% over the quarter ended December 31, 2002 in which income was $2,163, 000 or $0.50 per diluted share.  For the year ended December 31, 2003, the Company reported GAAP Income of $9,948,000 or $2.16 per diluted share, an increase of $1,944, 000 or 24% over the same period in 2002 in which income was $8,004, 000 or $1.89 per diluted share.

The Company reported record Earnings, excluding merger expenses and the one-time charge for the 2002 REIT tax benefit, of $3,248, 000 or $0.66 per diluted share, an increase of $1,085, 000 or 50% over the quarter ended December 31, 2002 in which earnings were $2,163,000, or $0.50 per diluted share.   For the year ended December 31, 2003, the Company reported Earnings, excluding after tax merger expenses and the one time charge for the REIT tax benefit, of $11,011,000 or $2.39 per diluted share, an increase of $3,007,000 or 38% over the same period in 2002 in which earnings were $8,004, 000 or $1.89 per diluted share.

On a GAAP basis, Return on Average Assets was 0.92% for the quarter and 1.21% for the year ended December 31, 2003 as compared to 1.27% and 1.31% for the fourth quarter and year ended December 31, 2002. Return on Average Equity was 11.71% for the fourth quarter and 15.42% for the year ended December 31, 2003 as compared to 16.19% and 16.91% for the fourth quarter and year ended December 31, 2002.

Excluding after tax merger expenses and the one time charge for the REIT tax benefit, Return on Average Assets was 1.33% for the quarter and 1.34% for year ended December 31, 2003 as compared to 1.27% and 1.31% for the fourth quarter and the year ended December 31, 2002. Return on Average Equity, excluding merger expenses and the one time charge for the REIT tax benefit, was 16.97% for the fourth quarter and 17.07% for the year ended December 31, 2003 as compared to 16.19% and 16.91% for the fourth quarter and year ended December 31, 2002.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $1.03 billion.  This represents a $353 million or 52% increase over December 31, 2002.  The Company has continued its record of strong loan growth.  Total gross loans grew to $822 million, an increase of $281 million or 52% over a year ago.  Total Deposits grew to a record $873 million; this represents a $284 million or 48% increase over December 31, 2002.  The December 31, 2003 balance sheet totals include $159 million in loans, $237 million in total assets, and $211 million in deposits acquired though the acquisitions of Central Sierra Bank on July 11, 2003 and Auburn Community Bank on December 12, 2003.

Net Interest Income Reaches Record High

Net interest income increased by $3.04 million or 38% over the fourth quarter of 2002.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) of 5.11% was down 16 basis points from the fourth quarter of 2002 as a result of a higher average balance of low yielding Fed funds mainly derived from our merger with Central Sierra Bank.  As of December 31, 2003, these Fed Funds have reached acceptable levels resulting in a  7 basis points increase to the Net Interest Margin from the previous quarter (Q3 2003).     Fed funds averaged $57 million or 6.5% of average earning assets in the quarter as compared to $75 million or 9.2% of average earning assets in the third quarter of 2003 and $24 million or 3.8% of average earning assets for the fourth quarter of 2002.

For the year ended December 31, 2003, net interest income increased $8.95 million or 31% and the Net Interest Margin (on a fully tax equivalent basis) was 5.16%, down 18 basis points from the same period in 2002. The average loan-to-deposit ratio for the quarter was 89% as compared to 85% in the third quarter of 2003 and  90% in the fourth quarter of 2002.

Yield on loans was 6.84% and 7.00% for the fourth quarter and year ended December 31, 2003 as compared to 7.21% and 7.50% in the same periods of 2002.  Cost of funds was  1.18% and 1.32% for the fourth quarter and year ended December 31, 2003 as compared to 1.55% and 1.75% in the same periods of 2002.

Superior Asset Quality

Credit quality remains outstanding with $398,000 or ..05% loan delinquencies between 30 and 90 days compared to loan delinquencies of $53,000 or .03% of total loans as of December 31, 2002.  Non-performing assets (delinquent loans over 90 days and REO) totaled $1,555, 000 or 0.15% of total assets, compared to $1,181,000 or .17% of total assets at December 31, 2002.  Included in nonperforming assets was one credit of approximately $1.0 million acquired in the Auburn Community bank transaction.  Management expects full payment of principal and interest on this loan during the first half of 2004.

Loan loss reserves totaled $11.5 million, or 1.40% of loans outstanding at December 31, 2003, compared to $7.1 million, or 1.32%, a year ago.   The Company recorded net charge-offs of $238,000 in the fourth quarter of 2003 as compared to $308,000 in the same period of 2002.  For the year ended December 31, 2003, net charge-offs were $495,000 as compared to $657,000 for the same period of 2002.

Other Income / Expense and the Efficiency Ratio

In addition to growth in net interest income of $3.04 million or 38% for the quarter, the Company grew non-interest income by $255,000 or 12% through increased service charges and fees of $483,000, which was offset in part by a decline of $323,000 in mortgage premiums.  Total operating expenses grew at a slower rate (22% for the quarter) resulting in an improved efficiency ratio, which fell from 60.7% in the fourth quarter of 2002 and 56.3% in the third quarter of 2003 to 54.9% in the fourth quarter of 2003.  For the year ended December 31, 2003 net interest income increased $8.95 million or 31% and non-interest income increased $2.2 million or 30%, which was comprised of a $1.33 million increase in service charges and fees, a $774,000 increase in mortgage premiums, and a $139,000 increase in other income.  Total operating expenses grew at a slower rate (22% for the year) resulting in an improved efficiency ratio, which fell from 61.1% in 2002 to 56.5% in 2003.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates 32 Branches and loan production facilities  in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	Growth %	2003	2002	Growth %
Interest income:
Interest and fees on loans	$12,702	$9,535	33.2%	$44,344	$34,904	27.0%
Interest on investment securities:
Taxable	429	451		1,484	2,194
Exempt from federal taxes	321	368		1,410	1,459
Interest on Fed Funds Sold	138	85		491	338
Total interest income	13,591	10,440	30.2%	47,729	38,895	22.7%

Interest expense:
Interest on deposits	2,029	2,102		8,253	8,544
Interest on borrowed funds	472	291		1,373	1,203
Total interest expense	2,501	2,393	4.5%	9,626	9,747	-1.2%

Net interest income	11,090	8,047	37.8%	38,103	29,149	30.7%

Provision for loan and lease losses (LLP)	615	560	9.8%	2,270	2,026	12.0%

Net interest income after LLP	10,475	7,487	39.9%	35,833	27,123	32.1%

Non-interest income:
Service charges and fees	1,229	746		4,144	2,812
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	917	1,240		4,720	3,946
Gain (loss) on sale of investment securities	(2)	(47)		18	49
Other income	282	232		796	657
Total non-interest income	2,426	2,172	11.7%	9,677	7,464	29.6%

Other expenses:
Salaries and benefits	4,313	3,473		15,455	12,161
Occupancy and equipment	1,282	1,033		4,746	3,705
Other expenses	2,055	1,881		7,508	7,081
Merger Expenses	100	0		186	0
Amortization of core deposit intangibles	134	62		392	199
Total other expenses	7,884	6,449	22.3%	28,286	23,146	22.2%

Income before income tax	5,017	3,210	56.3%	17,223	11,441	50.5%

Income taxes	2,774	1,047		7,275	3,437
GAAP Net Income	$2,242	$2,163	3.7%	$9,948	$8,004	24.3%

Net Effect of Reserve for 2002 REIT Tax benefits	940	0		940	0
Merger Expenses Net Of Tax	66	0		123	0
Earnings excluding the one time charge and merger expenses	$3,248	$2,163		$11,011	$8,004	37.6%

Amortization of core deposits after tax	89	41		258	131
Cash earnings excluding the one time charge and merger expenses	$3,337	$2,204	51.4%	$11,270	$8,135	38.5%

EPS - GAAP Net Income:
Basic earnings per share	$0.48	$0.52	-7.4%	$2.26	$1.96	15.2%
Fully diluted earnings per share	$0.46	$0.50	-8.7%	$2.16	$1.89	14.1%

EPS - Excluding the one time charge and merger expenses:
Basic earnings per share	$0.70	$0.52	34.1%	$2.50	$1.96	27.5%
Fully diluted earnings per share	$0.66	$0.50	32.3%	$2.39	$1.89	26.3%

EPS - Cash earnings excluding the one time charge and merger expenses:
Basic earnings per share	$0.71	$0.53	35.2%	$2.56	$1.99	28.4%
Fully diluted earnings per share	$0.68	$0.51	33.4%	$2.44	$1.92	27.2%

Shares used to Compute Basic EPS	4,669	4,170		4,400	4,079
Shares used to Compute Fully Diluted EPS	4,924	4,337		4,616	4,238

Average Loans	$736,299	$525,025	40.2%	$633,641	$465,359	36.2%

Average Investments	$139,381	$97,297	43.3%	$120,280	$95,908	25.4%

Average Earning Assets	$875,680	$622,322	40.7%	$753,921	$561,267	34.3%

Average Deposits	$826,894	$584,650	41.4%	$713,707	$529,890	34.7%

Average Non Interest Demand Deposits	$202,128	$148,096	36.5%	$169,855	$123,870	37.1%

Average Interest Bearing Liabilities	$641,459	$465,504	37.8%	$560,588	$432,378	29.7%

Average Assets	$966,850	$677,384	42.7%	$823,812	$611,219	34.8%

Average Equity	$75,949	$52,991	43.3%	$64,501	$47,325	36.3%

Return on Average Assets (GAAP)	0.92%	1.27%		1.21%	1.31%

Return on Average Equity (GAAP)	11.71%	16.19%		15.42%	16.91%

Return on Average Assets (Excluding the one time charge and merger expenses)	1.33%	1.27%		1.34%	1.31%

Return on Average Equity (Excluding the one time charge and merger expenses)	16.97%	16.19%		17.07%	16.91%

Return on Tangible Equity (Excluding the one time charge and merger expenses)	22.40%	17.66%		20.44%	18.17%

Net Interest Margin (FTE)	5.11%	5.27%		5.16%	5.34%

Efficiency Ratio (FTE)	54.9%	60.7%		56.5%	61.1%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002	% growth
ASSETS:
Cash and due from banks	$38,584	$29,064
Federal funds sold	17,380	7,900
Cash and cash equivalents	55,964	36,964	51.4%

Interest-bearing deposits	4,198	1,784
Loans held for sale	940	4,926
Investment securities:
Trading	28	18
Available for sale (amortized cost $78,156 in 2003 and $60,018 in 2002)	79,502	61,038
Held to maturity (market value of $4,219 in 2003 and $8,203 in 2002)	4,058	8,001
Total investments	83,588	69,057	21.0%
Portfolio loans and leases:
Real estate mortgage	495,948	311,030
Real estate construction	195,889	124,726
Commercial	109,685	88,084
Agricultural	12,185	8,540
Installment	5,795	4,630
Lease financing	2,016	3,325
Total gross loans and leases	821,518	540,335	52.0%
Deferred loan and lease fees, net	(2,729)	(1,551)
Allowance for loan and lease losses	(11,529)	(7,113)
Net portfolio loans and leases	807,260	531,671	51.8%

Premises and equipment, net	19,591	16,034
Other real estate		485
Goodwill and other intangible assets	33,966	4,364
Other assets	25,057	12,503
Total Assets	$1,030,563	$677,788	52.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$221,898	$162,108	36.9%
Interest bearing deposits:
NOW, money market and savings	340,922	179,624
Time, over $100,000	145,608	124,020
Other time	164,710	123,620
Total deposits	873,138	589,373	48.1%

Borrowed funds	20,650	14,500
Mandatorily redeemable cumulative trust preferred securities	36,000	16,000
Other liabilities	8,293	3,576
Total liabilities	938,080	623,449	50.5%

Shareholders’ equity:
Preferred stock- no par value; 10,000,000 shares authorized; none issued	—
Common stock- no par value; 10,000,000 shares authorized; 4,600,760 shares issued in 2003 and 4,181,695 shares in 2002	65,504	30,958
Retained earnings	26,097	22,712
Unearned ESOP shares	—	—
Accumulated other comprehensive income	881	669
Total shareholders’ equity	92,482	54,339	70.2%
Total Liabilities and Shareholders’ Equity	$1,030,563	$677,788	52.0%

Loan Loss Reserve to Gross Loans	1.40%	1.32%

Ending Delinquent Loans	$398	$53

Ending Non Performing Loans (non accrual and > 90 days)	$1,555	$692

Total Non Performing Loans and REO - Non Performing Assets	$1,555	$1,180

YTD Charge-offs	$495	$657

YTD Charge-offs as a % of Average Loans	0.08%	0.14%

Non Performing Assets as a % of Total Assets	0.15%	0.17%

Total Risk Based Capital To Risk Weighted Assets	11.93%	12.68%

Tier 1 Capital to Risk Weighted Assets	10.06%	11.43%

Tier 1 Capital to Average Assets (Leverage Ratio)	8.62%	9.63%

Contact Information:

Western Sierra Bancorp

Gary D. Gall CEO /Anthony J. Gould CFO, 530/677-5600